Exhibit 5.1

November 27, 2024

Replimune Group, Inc.

500 Unicorn Park

Suite 303

Woburn, MA 01801

Re:	Replimune Group, Inc. Registration Statement on Form S-3 ASR (File No. 333-273633)

Ladies and Gentlemen:

We have acted as counsel to Replimune Group, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of up to 6,923,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”) and pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 3,846,184 shares of Common Stock (such shares issuable upon exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”), pursuant to the automatically effective Registration Statement on Form S-3 ASR (File No. 333-273633), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on August 3, 2023, (the “Shelf Registration Statement”), as amended by the Post-Effective Amendment No. 1 filed with the SEC on May 16, 2024 (“Amendment No. 1”) and as further amended by the Post-Effective Amendment No. 2 filed with the SEC on May 16, 2024, which was declared effective by the SEC on July 22, 2024 (“Amendment No. 2” and, together with the Shelf Registration Statement and Amendment No. 1, the “Registration Statement”), the related base prospectus, dated July 22, 2024 (the “Base Prospectus”), and the preliminary prospectus supplement, dated November 25, 2024 (the “Preliminary Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), filed with the SEC pursuant to Rule 424(b) under the Act, and an underwriting agreement, dated November 25, 2024, by and between the Company and Leerink Partners LLC (the “Underwriting Agreement”).

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus, the Underwriting Agreement, the Pre-Funded Warrants and originals, or copies certified or otherwise identified to our satisfaction, of the Third Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”), and the Amended and Restated Bylaws of the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

The enforcement of any obligations of the Company may be limited by bankruptcy, insolvency, reorganization, moratorium, marshaling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies, including, without limitation, fraudulent conveyance and fraudulent transfer laws.

Morgan, Lewis & Bockius llp
One Federal Street
Boston, MA 02110-1726	+1.617.341.7700
United States	+1.617.341.7701

November 27, 2024

Our opinions are subject to the effects of general principles of equity (whether considered in a proceeding at law or in equity), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality and reasonableness, and the implied duty of good faith and fair dealing.

With respect to the Pre-Funded Warrants, we have assumed that, as of each and every time any of the Pre-Funded Warrants are exercised, the Company will have a sufficient number of authorized and unissued shares of the Common Stock available for issuance under its Restated Certificate to permit full exercise of each of the Pre-Funded Warrants in accordance with their terms without the breach or violation of any other agreement, commitment or obligation of the Company.

Based upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable; (ii) when the Pre-Funded Warrants are issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus, such Pre-Funded Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and (iii) the Pre-Funded Warrant Shares, when issued and delivered by the Company upon exercise of the Pre-Funded Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to Delaware General Corporation Law. We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP